Exhibit 5.1

October 20, 2025

Disc Medicine, Inc.

321 Arsenal Street, Suite 101

Watertown, MA 02472

Re:	Securities Registered under Registration Statements on Form S-3

We have acted as counsel to you in connection with (i) your filing of a Registration Statement on Form S-3 (File No. 333-281359) (as amended or supplemented, the “Shelf Registration Statement”) filed on August 8, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Disc Medicine, Inc., a Delaware corporation (the “Company”), of up to an indeterminate amount of any combination of securities of the types specified therein and (ii) your filing of a Registration Statement on Form S-3 (File No. 333-269270) (as amended or supplemented, the “Resale Registration Statement” and, together with the Shelf Registration Statement, the “Registration Statements”) filed on January 18, 2023 with the Commission pursuant to the Securities Act, relating to the registration of 12,635,956 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) offered by the selling stockholders named therein. Reference is made to (i) our opinion letter dated August 8, 2024 and included as Exhibit 5.1 to the Shelf Registration Statement and (ii) our opinion letter dated January 17, 2023 and included as Exhibit 5.1 to the Resale Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) dated October 20, 2025, filed by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering (i) by the Company of up to (a) 2,619,049 shares (the “Common Shares”) of Common Stock, and (b) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 59,523 shares of Common Stock (such shares issuable upon exercise of the Pre-Funded Warrants, the “Pre-Funded Warrant Shares,” and together with the Common Shares, the “Primary Shares”) covered by the Shelf Registration Statement, and (ii) by the Selling Stockholders of 744,047 shares of Common Stock (the “Selling Stockholder Shares,” together with the Common and Primary Shares, the “Shares”) covered by the Resale Registration Statement. The Shares include an over-allotment option granted to the underwriters of the offering to purchase 446,428 Shares. The Common Shares, Pre-Funded Warrants and Selling Stockholder Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement (the “Underwriting Agreement”) among the Company, the representatives of such underwriters, and the selling stockholder named therein (the “Selling Stockholder”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in paragraph 3 below, we have assumed that before the Pre-Funded Warrant Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Pre-Funded Warrant Shares.

Disc Medicine, Inc.

October 20, 2025

The opinions set forth below are limited to the Delaware General Corporation Law and, with respect to opinion paragraph 2, the law of the State of New York.

Based on the foregoing, we are of the opinion that:

1.	The Common Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.

The Pre-Funded Warrants have been duly authorized and executed by the Company and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be valid and binding obligations of the Company.

3.	Assuming the Pre-Funded Warrant Shares were issued today in accordance with the terms of the Pre-Funded Warrants, they would be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares and Pre-Funded Warrants (the “Current Report”), which is incorporated by reference in the Registration Statements. We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Current Report and its incorporation by reference in the Registration Statements and the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP